      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2001
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                         QUESTCOR PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA                       2834                  33-0476164
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     OF INCORPORATION OR       CLASSIFICATION CODE NUMBER)    IDENTIFICATION
        ORGANIZATION)                                             NUMBER)

                                3260 WHIPPLE ROAD
                          UNION CITY, CALIFORNIA 94587
                                 (510) 400-0700

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

         AGENT FOR SERVICE:                             COPIES TO:
        CHARLES J. CASAMENTO                      ALAN C. MENDELSON, ESQ.
       CHIEF EXECUTIVE OFFICER                      DAVID A. HAHN, ESQ.
   QUESTCOR PHARMACEUTICALS, INC.                    LATHAM & WATKINS
          3260 WHIPPLE ROAD                       135 COMMONWEALTH DRIVE
    UNION CITY, CALIFORNIA 94587               MENLO PARK, CALIFORNIA 94025
           (510) 400-0700                             (650) 328-4600

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                                          CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                                   PROPOSED          PROPOSED
                                                 AMOUNT             MAXIMUM           MAXIMUM        AMOUNT OF
            TITLE OF SECURITIES                  TO BE          OFFERING PRICE       OFFERING      REGISTRATION
              TO BE REGISTERED                 REGISTERED(1)      PER SHARE(2)        PRICE(2)          FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share            1,225,200           $0.565         $692,238         $173.06
=================================================================================================================

(1) Includes 408,400 shares of common stock issuable upon exercise of warrants.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the American Stock Exchange on May 25, 2001.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION, DATED MAY 30, 2001)

                         QUESTCOR PHARMACEUTICALS, INC.

                        1,225,200 SHARES OF COMMON STOCK

                                ----------------

This prospectus relates to the offer and sale of up to 1,225,200 shares of Questcor Pharmaceuticals, Inc. common stock by the selling security holders identified in this prospectus. The shares offered by this prospectus were originally issued by us to the selling security holders in connection with the Stock and Warrant Purchase Agreement (the "Purchase Agreement") dated as of April 30, 2001 between Questcor Pharmaceuticals, Inc. and the purchasers who were signatories thereto. We are registering 816,800 shares of common stock issued to the selling security holders in connection with the Purchase Agreement. We are also registering 408,400 shares of common stock issuable upon exercise of warrants issued to the selling security holders in connection with the Purchase Agreement. The issuance of shares of common stock under the Purchase Agreement resulted in aggregate proceeds to us totaling $442,000. Upon any exercise of the warrants, we will receive an exercise price of $0.647 per share. If the warrants are exercised in full, we will receive additional aggregate proceeds of $264,100. The selling security holders consist of a group of individual and institutional investors.

      Our common stock is quoted on the American Stock Exchange under the symbol "QSC." On May 25, 2001, the reported last sale price of our common stock on the American Stock Exchange was $0.60 per share.

      BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK, PLEASE REFER TO THE
SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is            .

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.......................................................     1
Risk Factors.............................................................     2
Special Note Regarding Forward Looking Statements........................     8
Use of Proceeds..........................................................     8
Selling Security Holders.................................................     9
Plan of Distribution.....................................................    10
Legal Matters............................................................    13
Experts..................................................................    13
Where to Find Additional Information.....................................    13

      THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT QUESTCOR PHARMACEUTICALS, INC. AND ITS SUBSIDIARIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

      This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference in this prospectus. When used in this prospectus, the terms "Questcor," "Company," "we," "our," "ours" and "us" refer to Questcor Pharmaceuticals, Inc. and its consolidated subsidiaries, unless the context requires otherwise, and not to the selling security holders.

OUR BUSINESS

      Questcor Pharmaceuticals, Inc., formerly Cypros Pharmaceutical Corporation, is an integrated specialty pharmaceutical company focused on the development, acquisition and marketing of innovative, acute care and critical care hospital/specialty pharmaceutical products.

      We currently market three products in the United States: Glofil(TM)-125 and Inulin in Sodium Chloride, which are both injectable agents that assess kidney function by measuring glomerular filtration rate; and Ethamolin(R), an injectable drug used to treat esophageal varices that have recently bled. Additionally, we earn royalties from our strategic partner, Crinos Industria Farmacobiologica SpA on sales, in Italy, of Pramidin(R), an intranasal form of metoclopramide for the treatment of various gastrointestinal disorders.

      Our current development programs focus on two areas: (1) Emitasol(R) phase III clinical trials and (2) the development of our cytoprotective drug Ceresine(TM). Emitasol(R), an intranasal form of metoclopramide, is currently being developed for two indications: diabetic gastroparesis and delayed onset emesis associated with cancer chemotherapy. The diabetic gastroparesis indication is being developed in collaboration with a subsidiary of Shire Pharmaceuticals Group plc ("Shire"), in the United States. In the 4th quarter of 2000, a Phase II clinical trial in the treatment of diabetic gastroparesis was completed. A Phase III study is planned to commence in 2002. Depending on the identification of a co-development partner to fund additional development activities, a European Phase III clinical trial for a delayed onset emesis indication could be commenced in 2002. We are pursuing the development of Ceresine(TM), as a potential treatment for congenital lactic acidosis, a frequently fatal disease occurring predominantly in children. We have two intranasal drug candidates, on which pilot trials have been conducted:
Migrastat(TM) for migraine headache and Hypnostat(TM) for insomnia.

      In May 2000, NutraMax Products, Inc., our customer for Neoflo(TM), our proprietary topical triple antibiotic wound care product for our over-the-counter marketing partner, NutraMax Products, Inc. ("NutraMax"), utilizing Questcor's patented Dermaflo(TM) drug delivery technology filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. The NutraMax bankruptcy filing has had a negative impact on our sales and cash flow during calendar year 2000 and first quarter of 2001. In February 2001, NutraMax's plan of reorganization was approved by the U.S. Bankruptcy Court. Since NutraMax emerged from Chapter 11, NutraMax has further reduced its forecast for adhesive strips to be supplied. On April 2, 2001, NutraMax filed a motion with the U.S. Bankruptcy Court to reject our supply agreement effective April 2, 2001. Since the Dermaflo(TM) business is not strategically important to us, and since the investment needed to build the business into a profitable venture is substantial, we intend to discontinue the manufacturing and marketing of Neoflo(TM) and close the manufacturing operation in Lee's Summit.

      Based on our history of operating losses and expectation of continued operating losses in the future, an important aspect of our ability to conduct our business in the future is the ability to secure sufficient equity capital to fund its operations. We are, at present, in negotiations with different potential financial investors who have indicated an interest in investing in the Company and have offered to contribute equity capital. Should we be unable to secure financing by the end of the third quarter of 2001, we are at increasing risk of not being able to continue as a going concern and may not be able to remain financially viable.

      Our independent auditors issued an opinion on our consolidated financial statements as of December 31, 2000 and for the year then ended which included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

                                  RISK FACTORS

      An investment in the common stock offered in connection with this prospectus involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision.

WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NEVER GENERATE SUFFICIENT REVENUE TO ACHIEVE PROFITABILITY

      We have a history of consistent operating losses. Further, we expect that substantial operating losses will continue over the next several years. To date, our revenues have been generated principally from sales of Glofil(TM)-125, Inulin, Ethamolin(R), the licensing of rights to commercialize certain research technology and the manufacturing of our proprietary topical triple antibiotic wound care product for our over-the-counter marketing partner, NutraMax Products, Inc. We do not expect Cordox(TM), Ceresine(TM), Migrastat(TM), or any of the compounds currently in pre-clinical testing to be commercially available for a number of years, if at all. Further, our revenues will also be dependent on the FDA approval and sale of Emitasol(R) in conjunction with Shire Pharmaceuticals Group plc. Our ability to achieve a consistent, profitable level of operations will be dependent in large part upon our ability to:

      - finance the operations with external capital until positive cash flows are achieved,

      -  acquire additional marketed products; finance product acquisitions,

      -  increase sales of current products,

      - finance the future growth of the sales/marketing and clinical development/regulatory affairs organization,

      - enter into agreements with corporate partners for product research, development and commercialization,

      -  obtain regulatory approvals for new products, and

      -  continue to receive products from our contract manufacturers.

      Although new product launches are planned, there can be no assurance that sufficient revenues from new products will be generated nor can there be assurance that the Company will ever generate sufficient revenues to become profitable.

IF WE FAIL TO MAINTAIN OR ENTER INTO NEW CONTRACTS RELATED TO COLLABORATIONS AND IN-LICENSED OR ACQUIRED TECHNOLOGY AND PRODUCTS, OUR BUSINESS COULD ADVERSELY BE AFFECTED

      Our business model has been dependent on our ability to enter into licensing and acquisition arrangements with commercial or academic entities to obtain technology or marketed products for development and commercialization. Disputes may arise regarding the inventorship and corresponding rights in inventions and know-how resulting from the joint creation or use of intellectual property by us and its licensors or scientific collaborators. Additionally, many of our existing in-licensing and acquisition agreements contain milestone-based termination provisions. Our failure to meet any significant milestones in a particular agreement could allow the licensor or seller to terminate the agreement. We may not be able to negotiate additional license and acquisition agreements in the future on acceptable terms, if at all. In addition, current license and acquisition agreements may be terminated, and we may not be able to maintain the exclusivity of our exclusive licenses.

      There can be no assurance that any collaborators will commit sufficient development resources, technology, regulatory expertise, manufacturing, marketing and other resources towards developing, promoting and commercializing products incorporating our discoveries. Further, competitive conflicts may arise among these third parties that could prevent them from working cooperatively with the Company. The amount and timing of resources devoted to these activities by the parties could depend on the achievement of milestones by us and otherwise generally may be controlled by other parties. In addition, we expect that our agreements with future collaborators will likely permit the collaborators to terminate their agreements upon written notice to us. This type of termination would substantially reduce the likelihood that the applicable research program or any lead candidate or candidates would be developed into a drug candidate, would obtain regulatory approvals and would be manufactured and successfully commercialized. Therefore, any such termination could materially harm the Company's business.

      There can be no assurance that any of our collaborations will be successful in developing and commercializing products or that we will receive milestone payments or generate revenues from royalties sufficient to offset our significant investment in product development and other costs. Disagreements with our collaborators could lead to delays or interruptions in, or termination of, development and commercialization of certain potential products or could require or result in litigation or arbitration, which could be time-consuming and expensive and could have a material adverse effect on our business.

WE EXPECT TO INCUR EXPENSE RELATED TO OUR COLLABORATION AGREEMENT WITH SHIRE PHARMACEUTICALS GROUP PLC

      We are obligated to fund the clinical development expenses for Emitasol(R) under our corporate partnering agreement with Shire Pharmaceuticals Group plc, up to an aggregate of $7 million after which Shire pays all development costs. Through May 25, 2001 we have made development payments for Emitasol(R), under the terms of the agreement with Shire, totaling $4.6 million, consisting of $4.1 million paid to Shire and approximately $500,000 paid to other parties for allowable expenses including patent and trademark costs.

      Under the agreement with Shire, the Company is obligated to fund the remaining balance of approximately $2.4 million as a contribution towards the remaining development costs including the pivotal Phase III clinical trial, data analysis and regulatory submissions to the FDA of the NDA. Should the Company be unable to secure adequate financing, the Company may not be able to fund the balance of the development costs and Shire could choose to declare us in breach of the agreement or terminate the clinical development of Emitasol(R).

OUR BUSINESS COULD BE HARMED IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS

      Our success will depend in part on our ability to:

      -  obtain patents for our products and technologies,

      -  protect trade secrets,

      -  operate without infringing upon the proprietary rights of others, and

      -  prevent others from infringing on our proprietary rights.

      We will only be able to protect our proprietary rights from unauthorized use by third parties to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets and are otherwise protectable under applicable law. We will attempt to protect our proprietary position by filing United States and foreign patent applications related to our proprietary products, technology, inventions and improvements that are important to the development of our business.

      The patent positions of biotechnology and biopharmaceutical companies involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Pending patent applications we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed or we will develop. The laws of some foreign countries may not protect the company's intellectual property rights to the same extent as do the laws of the United States.

      In addition to patents, we rely on trade secrets and proprietary know-how. We currently seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for proprietary technology in the event of unauthorized use or disclosure of confidential and proprietary information. The parties may not comply or may breach these agreements. Furthermore, our trade secrets may otherwise become known to, or be independently developed by competitors.

      Our success will further depend, in part, on our ability to operate without infringing the proprietary rights of others. There can be no assurance that our activities will not infringe on patents owned by others. We could incur substantial costs in defending ourselves in suits brought against us or any licensor. Should our products or technologies be found to infringe on patents issued to third parties, the manufacture, use and sale of our products could be enjoined, and we could be required to pay substantial damages. In addition, we, in connection with the development and use of our products and technologies, may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all.

OUR INABILITY TO SECURE ADDITIONAL FUNDING COULD LEAD TO A LOSS OF YOUR
INVESTMENT

      Although we recently completed a $1.6 million financing with Sigma-Tau in April 2001 and the Company is continuing discussions with other potential investors who have expressed an interest in investing in our Company, there can be no assurance that any further capital investments will materialize, nor that these investments can be completed at attractive terms for the Company, or that the Company will receive any capital investments at all. In order to conduct the operating activities of the Company, we will require substantial additional capital resources in order to acquire new products, increase sales of existing products, and conduct our various clinical development programs. Our future capital requirements will depend on many factors, including the following:

      -  product sales performance,

      -  cost of clinical and development programs,

      -  cost maintenance and potential future expansion of the sales force,

      -  achieving lower cost of goods sold and better operating efficiencies,

      -  the acquisition of additional product candidates, and

      - the status of the equity markets, in general, and investor's tolerance for risk.

      We anticipate obtaining additional financing through corporate partnerships and public or private debt or equity financing. However, additional financing may not be available to us on acceptable terms, if at all. Further, additional equity financings will be dilutive to our shareholders. If sufficient capital is not available, then we may be required to delay, reduce the scope of, eliminate or divest one or more of our product acquisition, clinical programs or manufacturing efforts. We are aware that our existing capital resources, committed payments under existing corporate partnerships and licensing arrangements and interest income will not be sufficient to fund our current and planned operations past the third quarter of 2001.

      Our independent auditors issued an opinion on our consolidated financial statements as of December 31, 2000 and for the year then ended which included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

OUR BUSINESS COULD BE HARMED BY INTENSE COMPETITION

      The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. A number of companies are pursuing the development of pharmaceuticals and products which target the same diseases and conditions that we will target. For example, there are products on the market that compete with Glofil(TM)-125, Inulin and Ethamolin(R).

      Moreover, technology controlled by third parties that may be advantageous to our business, may be acquired or licensed by competitors of the Company, preventing us from obtaining this technology on favorable terms, or at all.

      Our ability to compete will depend on our abilities to create and maintain scientifically advanced technology and to develop and commercialize pharmaceutical products based on this technology, as well as our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon our technology.

      Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in development, manufacturing, clinical testing, obtaining regulatory approvals and marketing than we do. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also seek patent protection and establish collaborative arrangements for clinical development, manufacturing and marketing of products similar to ours. These companies and institutions will compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs. We will face competition with respect to:

      -  product efficacy and safety,

      -  the timing and scope of regulatory approvals,

      -  availability of resources,

      -  reimbursement coverage,

      -  price, and

      - patent position, including potentially dominant patent positions of others.

      There can be no assurance that our competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which we are developing or which would render our technology and future drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining the approval of the FDA or other regulatory approvals for drug candidates more rapidly than we will. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including patent and FDA marketing exclusivity rights that would delay our ability to market specific products. There can be no assurance that drugs resulting from our development efforts, or from the joint efforts of our existing or future collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that we will obtain regulatory approval in the United States or elsewhere.

OUR RELIANCE ON CONTRACT MANUFACTURERS COULD ADVERSELY AFFECT OUR BUSINESS

      We will rely on third party contract manufacturers to produce the clinical supplies for Emitasol(R), Cordox(TM) and Ceresine(TM) and for the marketed products, Glofil(TM)-125, Inulin and Ethamolin(R), and other products that may be developed or commercialized in the future. Third party manufacturers may not be able to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we should encounter delays or difficulties in our relationships with our manufacturers, we could lose sales and our clinical testing could be delayed, leading to a delay in the submission of products for regulatory approval or the market introduction and subsequent sales of these products. Moreover, contract manufacturers that we may use must continually adhere to current good manufacturing practices regulations enforced by the FDA. If the facilities of these manufacturers cannot pass an inspection, the FDA approval of our products will not be granted. During December of 2000, we were on backorder for Ethamolin(R) due to manufacturing problems at one of our third party contract manufacturers. Although this situation has been resolved, there is no guarantee that it will not occur in the future nor that we will not be on backorder again.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET

      Our current development programs focus on two areas: Emitasol(R) Phase III clinical trials and the development of a cytoprotective drug that targets congenital lactic acidosis. Emitasol(R), intranasal metoclopramide, is currently being developed for two indications: diabetic gastroparesis and delayed onset emesis associated with cancer chemotherapy patients. The diabetic gastroparesis drug candidate is being developed in collaboration with a subsidiary of Shire Pharmaceuticals Group plc ("Shire"), in the United States and has recently completed a Phase II clinical trial in the treatment of diabetic gastroparesis. A Phase III study is planned to commence in 2002. Additionally, a Phase III clinical trial for delayed onset emesis indication is in the planning stage. The Company may expand its clinical trials of Ceresine(TM), a cytoprotective agent, in congenital lactic acidosis, a frequently fatal disease occurring in children. The Company also has two intranasal drug candidates, on which pilot trials have been conducted: Migrastat(TM) for migraine headache and Hypnostat(TM) for insomnia. There is no guarantee that any of these drugs will successfully complete Phase III testing. The Company expects the failure of one or more of these drugs to successfully pass Phase III testing would likely have a materially adverse effect on the Company's future results of operations. It cannot guarantee, however, that the products will ever successfully pass such testing phases, and if so, result in commercially successful products. Clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others, which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for the Company to complete clinical trials and obtain regulatory approval for product marketing can vary by product and by the indicated use of a product. The Company expects that this will likely be the case with future product candidates and it cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval.

      Any products that we successfully develop, if approved for marketing, may never achieve market acceptance. These products, if successfully developed, will compete with drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Physicians, patients or the medical community in general may not accept and utilize any products that we may develop or that our corporate partners may develop.

      The degree of market acceptance of any products that we develop will depend on a number of factors, including:

      - the establishment and demonstration of the clinical efficacy and safety of the product candidates,

      - their potential advantage over alternative treatment methods and competing products,

      -  reimbursement policies of government and third-party payors, and

      -  our ability to market and promote the products effectively.

      The failure of our products to achieve market acceptance could materially harm our business.

OUR BUSINESS AND PRODUCT APPROVALS MUST COMPLY WITH STRICT GOVERNMENT REGULATION

      Any products that we develop are subject to regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval or clearance. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development and the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals or clearances:

      - would adversely affect the marketing, selling and distribution of any products that we or our corporate partners develop,

      - could impose significant additional costs on us and our corporate partners,

      - could diminish any competitive advantages that we or our corporate partners may attain, and

      - could adversely affect our ability to receive royalties and generate revenues and profits.

      Regulatory approval, if granted, may entail limitations on the indicated uses for which the new product may be marketed that could limit the potential market for the product. Product approvals, once granted, may be withdrawn if problems occur after initial marketing. Furthermore, manufacturers of approved products are subject to pervasive review, including compliance with detailed regulations governing FDA good manufacturing practices. The FDA has recently revised the good manufacturing practices regulations. Failure to comply with applicable regulatory requirements can result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant marketing applications and criminal prosecution.

      In addition, we cannot predict the extent of government regulations or the impact of new governmental regulations that might have an adverse effect on the development, production and marketing of the Company's products. We may be required to incur significant costs to comply with current or future laws or regulations.

WE MAY NOT BE REIMBURSED BY THIRD PARTY PAYERS

      In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payors such as state and federal governments (for example, under Medicare and Medicaid programs in the U.S.) and private insurance plans. In certain foreign markets, the pricing and profitability of our products generally are subject to government controls. In the U.S., there have been, and we expect there will continue to be, a number of state and federal proposals that limit the amount that state or federal governments will pay to reimburse the cost of drugs. In addition, we believe the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the price and usage of our products, which may impact product sales. Further, when a new therapeutic is approved, the reimbursement status and rate of such a product is uncertain. In addition, current reimbursement policies for existing products may change at any time. Changes in reimbursement or our failure to obtain reimbursement for our products may reduce the demand for, or the price of, our products, which could result in lower product sales or revenues which could have a material adverse effect on us and our results of operations.

      In the U.S. proposals have called for substantial changes in the Medicare and Medicaid programs. If such changes are enacted, they may require significant reductions from currently projected government expenditures for these programs. Driven by budget concerns, Medicaid managed care systems have been under consideration in several states. If the Medicare and Medicaid programs implement changes that restrict the access of a significant population of patients to its innovative medicines, our business could be materially affected. On the other hand, relatively little pharmaceutical use is currently covered by Medicare.

      Legislation in the U.S. requires us to give rebates to state Medicaid agencies based on each state's reimbursement of pharmaceutical products under the Medicaid program. We also must give discounts or rebates on purchases or reimbursements of pharmaceutical products by certain other federal and state agencies and programs. There can be no assurance that these discounts and rebates may become burdensome to us, which may adversely affect our current business and future product development.

OUR BUSINESS MAY BE AFFECTED BY PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

      Our business will expose us to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of any drug candidates ultimately developed by us or our collaborators in clinical trials may expose us to product liability claims and possible adverse publicity. These risks will expand for any of our drug candidates that receive regulatory approval for commercial sale. Product liability insurance for the pharmaceutical industry is generally expensive, if available at all. We currently have product liability insurance, however, there can be no assurance that we will be able to maintain insurance coverage at acceptable costs or in a sufficient amount, if at all, or that a product liability claim would not harm our reputation, stock price or our business.

WE WILL BE DEPENDENT ON KEY PERSONNEL

      We are highly dependent on the services of Charles J. Casamento, President, Chief Executive Officer and Chairman of the Board. Mr. Casamento has executed an employment agreement. However, there can be no assurance that Mr. Casamento will continue to be employed by us in the future. The loss of Mr. Casamento could materially harm our business. The future potential growth and expansion of our business is expected to place increased demands on our management skills and resources. While increases in staffing levels are not expected during 2001, these future demands are expected to require a substantial increase in management and scientific personnel to perform clinical and operational work as well as the development of additional expertise by existing management personnel. Accordingly, recruiting and retaining management and operational personnel to perform sales and marketing, research and development work and qualified scientific personnel development in the future will also be critical to our success. There can be no assurance that we will be able to attract and retain skilled and experienced management, operational and scientific personnel on acceptable terms given the extensive competition among numerous pharmaceutical and biotechnology companies, universities and other research institutions for such personnel.

WE COULD BE ADVERSELY AFFECTED BY LITIGATION

Although there are no material lawsuits pending against the Company, we could be adversely affected by litigation.


                           FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Questcor, including, among other things, those set forth elsewhere in this prospectus under the heading "Risk Factors." You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling security holders of the common stock offered by this prospectus.

                            SELLING SECURITY HOLDERS

      The following table sets forth information with respect to the shares owned by the selling security holders. The information regarding shares owned after the offering assumes the sale of all shares offered by the selling security holders.

      None of the selling security holders has held a position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of Questcor common stock.


                              Number of
                               Shares                         Shares Beneficially
                            Beneficially      Number of      Owned After Offering
         Name of           Owned Prior to   Shares Being     --------------------
 Selling Security Holder    the Offering      Offered        Number    Percentage
 -----------------------   --------------   ------------     ------    ----------
George S. Taylor            394,650(1)      394,650(1)        ---          ---

Northlea Partners Ltd.       78,000(2)       78,000(2)        ---          ---

The Larry Haimovitch         79,500(3)       79,500(3)        ---          ---
2000 Separate Property
Revocable Trust (dated
May 9, 2000)

John F. de Benedetti         69,000(4)       69,000(4)        ---         ---

Klaus W. Hentges             55,500(5)       55,500(5)        ---          ---

The Robert Allen             64,500(6)       64,500(6)        ---          ---
Schindler and Janet
Feinberg Schindler
Declaration of Trust
dated June 18, 1999

Camco Tactical Return       484,050(7)      484,050(7)        ---          ---
Partner, L.P.

-------------

      (1) Includes up to 131,550 shares of common stock issuable upon exercise of a warrant.

      (2) Includes up to 26,000 shares of common stock issuable upon exercise of a warrant.

      (3) Includes up to 26,500 shares of common stock issuable upon exercise of a warrant.

      (4) Includes up to 23,000 shares of common stock issuable upon exercise of a warrant.

      (5) Includes up to 18,500 shares of common stock issuable upon exercise of a warrant.

      (6) Includes up to 21,500 shares of common stock issuable upon exercise of a warrant.

      (7) Includes up to 161,350 shares of common stock issuable upon exercise of a warrant.

      The selling security holders have represented to us that they have acquired their shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933 or exempt from registration. In recognition of the fact that the selling security holders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling security holders to file a registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective for a period of three years from the date such registration statement becomes effective, subject to certain exceptions.

                              PLAN OF DISTRIBUTION

RESALES BY THE SELLING SECURITY HOLDERS

      We are registering the shares on behalf of the selling security holders. The selling security holders may offer the shares from time to time, either in increments or in a single transaction. The selling security holders may also decide not to sell any or all of the shares allowed to be sold under this prospectus. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DONEES, PLEDGEES AND DISTRIBUTEES

      The term "selling security holders" includes donees, persons who receive shares from the selling security holders after the date of this prospectus by gift. The term also includes pledgees, persons who, upon contractual default by the selling security holders, may seize shares which the selling security holders pledged to such persons. The term also includes distributees who receive shares from the selling security holders after the date of this prospectus as a distribution to members or partners of the selling security holders.

COST AND COMMISSIONS

      We will pay all costs, expenses and fees in connection with the registration of the shares being offered by this prospectus. The selling security holders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

TYPES OF SALE TRANSACTIONS

      The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling security holders may sell their shares in one or more types of transactions (which may include block transactions):

      - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

      -  in negotiated transactions;

      -  in the over-the-counter market;

      -  through the writing of options on shares;

      -  by pledge to secure debts and other obligations;

      -  in hedge transactions and in settlement of other transactions;

      -  in short sales; or

      -  through any combination of the above methods of sale.

      The shares may be sold at a fixed offering price, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices.

SALES TO OR THROUGH BROKER-DEALERS

      The selling security holders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling security holders, or as a principal for the broker-dealer's own account. These transactions may include transactions in which the same broker acts as an agent on both sides of the trade. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

      The selling security holders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling security holders. The selling security holders also may sell shares short and re-deliver the shares to close out such short positions. The selling security holders may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

DISTRIBUTION ARRANGEMENTS WITH BROKER-DEALERS

      If the selling security holders notify us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

      -  a block trade,

      -  a special offering,

      -  an exchange distribution or secondary distribution, or

      -  a purchase by a broker or dealer,

then we will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

      The supplement will disclose, to the extent required:

      - the names of the selling security holders and of the participating broker-dealer(s);

      -  the number of shares involved;

      -  the price at which such shares were sold;

      - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      -  any other facts material to the transaction.

DEEMED UNDERWRITING COMPENSATION

      The selling security holders and any broker-dealers that act in connection with the sale of his shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

INDEMNIFICATION

      The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of his shares against certain liabilities, including liabilities arising under the Securities Act. Under our agreements with the selling security holders, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

PROSPECTUS DELIVERY REQUIREMENTS

      Because a selling security holder may be deemed an underwriter, the selling security holders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

SALES UNDER RULE 144

      The selling security holders may also resell all or a portion of the shares offered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling security holders must meet the criteria and comply with the requirements of Rule 144.

REGULATION M

      The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered by this prospectus.

COMPLIANCE WITH STATE LAW

      In jurisdictions where the state securities laws require it, the selling security holders' shares offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.

                                  LEGAL MATTERS

      Latham & Watkins, San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

                                     EXPERTS

      The consolidated financial statements of Questcor Pharmaceuticals, Inc. appearing in Questcor Pharmaceuticals, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and included herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.


                      WHERE TO FIND ADDITIONAL INFORMATION

      Questcor is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the SEC's Web site at www.sec.gov.

      We have filed a registration statement on Form S-3 and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about Questcor and the securities. You may inspect the registration statement and exhibits without charge and obtain copies from the SEC at prescribed rates at the locations above.

      We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

      We incorporate by reference the following documents we have filed, or may file, with the SEC:

      - Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 filed with the SEC on May 15, 2001;

      - Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on Form 10-K/A with the SEC on April 30, 2001;

      - Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2001;

      - Our Current Report on Form 8-K dated March 29, 2001 filed with the SEC on April 4, 2001;

      - The description of our common stock contained in our (formerly Cypros Pharmaceutical Corporation) Registration Statement on Form 8-A filed with the SEC on October 26, 1992, as amended; and

      - All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before termination of this offering.

      A statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

      You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                         Questcor Pharmaceuticals, Inc.
                                3260 Whipple Road
                          Union City, California 94587
                                 (510) 400-0700

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:


SEC Registration Fee..................................................     $   173
Legal Fees and Expenses...............................................      25,000
Accounting Fees and Expenses..........................................      12,000
Printing and Engraving Expenses.......................................       3,000
Miscellaneous.........................................................       1,000
                                                                           -------
      Total...........................................................     $41,173
                                                                           =======

All of the above items except the registration fee are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 317 of the California General Corporation Law provides that the Company may indemnify an officer or director who was made a party to a "proceeding" (including a lawsuit or a derivative action) because of his position, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and may advance expenses incurred in defending any proceeding in certain cases. If a director or officer is successful on the merits, he must be indemnified against all expenses incurred, including attorneys' fees. With respect to derivative actions, indemnity can be made only for expenses actually and reasonably incurred in defending the proceedings, and, if the officer or director is adjudged liable, only by court order. Article XI of Questcor's Bylaws provides that the Company shall have the power to indemnify any officer or director to the extent provided in Section 317 above. The Company does carry liability insurance indemnifying its officers or directors, but the policy does not cover liabilities related to securities offerings.

ITEM 16. EXHIBITS

      The Exhibit Index is attached hereto on page E-1.

ITEM 17. UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, County of Alameda, State of California, on May 30, 2001.


                                          QUESTCOR PHARMACEUTICALS, INC.

                                          By  /s/ CHARLES J. CASAMENTO
                                            -----------------------------------
                                                  Charles J. Casamento
                                                  Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles J. Casamento his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this report, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                SIGNATURE                                       TITLE                                DATE
                ---------                                       -----                                ----
        /s/ CHARLES J. CASAMENTO                 Chairman of the Board, President and             May 30, 2001
---------------------------------------               Chief Executive Officer and
            Charles J. Casamento                Director (Principal Executive Officer)

          /s/ MICHAEL D. ROSE                       Acting Chief Accounting Officer               May 30, 2001
---------------------------------------                  Principal Financial and
             Michael D. Rose                            Chief Accounting Manager

          /s/ ROBERT F. ALLNUTT                                 Director                          May 30, 2001
---------------------------------------
            Robert F. Allnutt

          /s/ FRANK SASINOWSKI                                  Director                          May 30, 2001
---------------------------------------
            Frank Sasinowski

              /s/ JON SAXE                                      Director                          May 30, 2001
---------------------------------------
                Jon Saxe

           /s/ JOHN SPITZNAGEL                                  Director                          May 30, 2001
---------------------------------------
             John Spitznagel

        /s/ ROGER G. STOLL, PH.D.                               Director                          May 30, 2001
---------------------------------------
             Roger G. Stoll

           /s/ VIRGIL THOMPSON                                  Director                          May 30, 2001
---------------------------------------
             Virgil Thompson

                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER                      DESCRIPTION
      ------                      -----------
      4.1(1)      Form of Common Stock Certificate.

      4.2.1       Form of Stock and Warrant Purchase Agreement dated as of April 30,
                  2001 between Questcor Pharmaceuticals, Inc. and the purchasers who were signatories thereto.

      4.2.2       Form of Warrant for the Purchase of Common Stock dated as of April 30,
                  2001, between the Registrant and Purchasers.

        5.1       Opinion of Latham & Watkins.

       23.1       Consent of Latham & Watkins. (contained in Exhibit 5.1)

       23.2       Consent of Ernst & Young LLP, Independent Auditors.

       24.1 Powers of Attorney (contained on the signature page of this Registration Statement).

----------
(1) Filed as an exhibit to Questcor's, formerly Cypros Pharmaceutical Corporation, Registration Statement on Form 8-A, as amended (File No. 33-51682), and incorporated herein by reference.